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                                                                     EXHIBIT 23



                         Consent of Independent Auditors



The Board of Directors and Stockholders
Interlott Technologies, Inc.:

We consent to incorporation by reference in the Registration Statement No. 333-08999 on Form S-3 of Interlott Technologies, Inc. of our report dated February 26, 1999, relating to the balance sheets of Interlott Technologies, Inc. as of December 31, 1997 and 1998, and the related statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which report appears in the 1998 annual report to stockholders, which is incorporated by reference in the December 31, 1998 Form 10-K of Interlott Technologies, Inc.


                                                      KPMG LLP

March 24, 1999